UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 1, 2014
BONANZA GOLD CORP.
(Exact name of registrant as specified in its charter)
Nevada	000-54027	20-8560967
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Columbia Tower 701 Fifth Avenue, Office 4263 Seattle, WA		98104
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		(206) 262-7461
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers

Effective December 1, 2014, Craig Russell resigned as President, chief executive office, chief financial officer, secretary, treasurer and director of our company.  His resignation was not the result of any disagreements with our company regarding our operations, policies, practices or otherwise.

Also effective December 1, 2014, Stephen Buxton resigned from the Company’s Board of Directors and the Board of Directors was decreased to one (1). His resignation was not the result of any disagreements with our company regarding our operations, policies, practices or otherwise.

Concurrently with Mr. Russell’s resignation, our company appointed Steve Helm as President, chief executive officer, chief financial officer and secretary, treasurer to fill the ensuing vacancy, effective December 1, 2014.

Mr. Helm has served as a commercial real estate executive materially involved in the areas of finance, development/acquisition and property management for the last 24 years.  Prior to joining New Regional Planning as its CFO, from 2004 -2009 he served as Regional Director for Imperial Capital Bank/Bancorp (NYSE), launching the Texas/Rocky Mountain commercial real estate lending platform as part of the firm’s national expansion. In that capacity, he opened and managed four commercial real estate loan production offices (Dallas, Austin, Denver & Kansas City) covering the Texas, New Mexico, Oklahoma, Arkansas, Colorado and Kansas market areas and funded in excess of $500 million of structured debt (construction & bridge) and portfolio permanent credit facilities from $500K to $20 million for all core property types.

Prior to Imperial, he was President of the family business, The Helm Companies, directing the ground up development, re-development, financing and management of small retail and Class A, B & C multifamily. During his tenure with the family enterprise, Steve secured over $60 million of FHA (221 D-4 & 223F) and conventional bank debt as well as LIHTC, private and mezzanine equity financing and supervised the management of a multifamily portfolio of 6 properties comprising over 900 units.  Steve has earned the National Apartment Assoc. CAPS Designation and is an CPM Candidate. Steve holds an MBA from the Cox School of Business, Southern Methodist University and a BBA – Finance from the University of Texas at Austin.

Our board of directors now consists solely of Steve Helm.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BONANZA GOLD CORP.
/s/ Steve Helm
Steve Helm
President and Director
Date:	December 19, 2014